Exhibit 3.2

AMENDMENT TO

BYLAWS OF SYNERGY STRIPS CORP.

THIS AMENDMENT to the Bylaws of Synergy Strips Corp. (the “Corporation”) is dated as of the 22nd day of June 2015.

WHEREAS, the Board of Directors and shareholders of the Corporation have adopted the Bylaws of Synergy Strips Corp. (as amended, the “Bylaws”); and

WHEREAS, pursuant to Article X.01 of the Bylaws, the Bylaws may be amended by a majority of the Corporation’s Board of Directors (the “Board”) and the Board has approved amending the Bylaws to allow action by written consent of a majority of the shareholders.

NOW, THEREFORE, the Bylaws have been amended as follows:

1.	Article III shall be amended as follows:

“Any corporate action required by the Articles of Incorporation, Bylaws, or the laws under which this Corporation is formed, to be voted upon or approved at a duly called meeting of the Directors or shareholders may be accomplished without a meeting if a written memorandum of the respective Directors or shareholders, setting forth the action so taken, shall be signed by all the Directors or shareholders holding a majority of the voting capital stock, as the case may be.”

IN WITNESS WHEREOF, the undersigned hereby certifies that this Amendment was duly adopted by the Board of Directors.

SYNERGY STRIPS CORP.

/s/ Jack Ross
Jack Ross, President, Chief Executive Officer, Chief Financial Officer, Secretary